Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-11 of our report dated March 15, 2003 relating to the combined statement of revenues and certain expenses of the Bank of America Small Office Portfolio, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 26, 2004